Exhibit 99.1

News Release For Immediate Release

Catasys Reports 2017 Fourth Quarter and Year-end Financial Results

●	Q4 2017 Billings Increased Approximately 40% from Q3 2017, 33% Year over Year
●	Enrollment Increased 31% Year over Year, Currently at Highest Total in Company History
●	Outreach Pool of Eligible Members Increased to Approximately 30,000 in March 2018 from Approximately 25,000 at End of 2017
●	Company Reiterates 2018 Billings Guidance of $20.0 Million
●	Company to Host Conference Call at 4:30 pm ET on Wednesday, March 7, 2018

Los Angeles, CA – March 7, 2018 – Catasys, Inc. (NASDAQ: CATS), a leading AI and technology-enabled healthcare company, today reported its financial results for the fourth quarter and year ended December 31, 2017. The Company provides big data-based analytics and predictive modeling driven healthcare services to health plans and their members through its OnTrak™ solution.

Fourth Quarter 2017 and Recent Business Highlights

●	Catasys enrollment increased 31% year over year at December 31, 2017.
●

Catasys’ outreach pool of eligible members continued its rapid ramp due to the commencement of launches and expansion with two large insurers in early 2018. At the beginning of March 2018, the Company’s current outreach pool was approximately 30,000, 20% higher than at the end of 2017.

●

New customer launches continue to take approximately 12 months to ramp up to the yearly 20% enrollment rate. One year after launch, the Company generally enrolls in excess of 20% of its outreach pool over a year. Catasys generally receives approximately $6,500 per enrolled member.

●	January 2018 – Expanded OnTrak-HC to Illinois with the fourth largest health insurance plan in the country, representing the second state with this customer
●	February 2018 – Launched enrollment of OnTrak-Ci program in Tennessee with top 10 health insurer, representing the fourth national health plan to launch OnTrak
●	OnTrak program is currently available in 19 states across the United States.

2018 Guidance

●

Reiterates expectation to report annual billings (amount invoiced in a particular period pursuant to existing contracts based on enrolled members) of $20.0 million based solely on the current outreach pool of eligible members, finishing the year at an approximate $25.0 million billings annual run rate.

●

This guidance does not include additional new contracts and subsequent launches or additional new expansions within existing contracts. Based on customer indications and timelines, the Company anticipates outreach pool expansion will exceed the current 30,000 by the end of 2018.

Catasys, Inc. March 7, 2018	Page 2

Management Commentary

Mr. Rick Anderson, President and COO of Catasys, stated, “We are very pleased with our enrollment growth trends, which have led to, and we anticipate will continue to lead to higher billings. We are also rapidly ramping up our outreach pool of eligible members. In January 2018, Catasys expanded OnTrak for the treatment of anxiety, depression and substance use disorders into Illinois with the fourth largest health insurance plan in the nation. This followed the successful launch of this program in Oklahoma in August 2017. We also announced in January 2018 the signing of a contract with a top 10 health insurer for our OnTrak solution program for certain members with anxiety, depression and substance use disorders, and launched the OnTrak-Ci program to eligible Medicare Advantage members in February 2018. With this contract, Catasys is now partnering with six of the eight largest health plans in the U.S. We have seen a notable acceleration in launches in recent months and expect this, as well as our expanding book of business, to continue to increase our total outreach pool, which will subsequently drive enrollment throughout 2018.”

Outlook for 2018

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We remain on track to achieve our previous guidance of $20.0 million of billings for 2018, and have set conservative enrollment growth trend guidelines in order to reach this estimate. We have had a strong start to 2018 and expect to continue increasing enrollments in existing programs and expanding programs for existing customers to new states. We also anticipate launches of our OnTrak solution with new customers in the first half of 2018 and beyond. Finally, we intend to devote continued time and resources to new products that utilize our existing platform and data driven analytics to widen Catasys’ potential outreach population. Given these positive indicators and our ability to capitalize on growth opportunities, we remain confident that our provided guidance is a conservative floor for this year and that billing totals will stand to benefit from these developments in 2018.”

Fourth Quarter and Year-end 2017 Financial Review

Billings

●

Catasys’ billings increased 33% to $2.8 million for the fourth quarter of 2017 from $2.1 million in the prior-year period and were up approximately 40% sequentially from $2.0 million in the third quarter of 2017. Catasys contracts are generally designed to provide cash fees on a monthly basis based on enrolled members. To the extent its contracts may include a performance guarantee, the Company reserves a portion of the monthly fees that may be at risk until the performance measurement period is completed.

●

Billings for the year ended December 31, 2017 increased 33% to $9.1 million, compared to $6.9 million in the prior year. The Company is providing billings guidance for the full year 2018 of $20.0 million.

Revenues

●

Revenue was $3.0 million for the fourth quarter of 2017, compared to $3.8 million during the same period in 2016. The decrease was driven by a larger portion of billings being subject to deferred revenue. There was a net increase in the number of members enrolled in our OnTrak solution during the fourth quarter of 2017 compared with the same period in 2016. Enrolled members as of December 31, 2017, was 31% greater than December 31, 2016.

●	Revenue was $7.7 million for the year ended December 31, 2017, an increase of 9% compared to $7.1 million in 2016.

Catasys, Inc. March 7, 2018	Page 3

Deferred Revenue

●

When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Any fees subject to performance guarantees are deferred until such time as those performance standards are met, generally calculated annually or semi-annually. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early.

●	Deferred revenues were $2.9 million at December 31, 2017, an increase of 91% from $1.5 million at December 31, 2016.

Operating Expenses

●

Operating expenses in the fourth quarter of 2017 were $5.8 million, compared to $3.6 million in the prior-year period. This increase was mainly due to higher expenses in the fourth quarter of 2017 related to servicing contracts and investments in key personnel to support future growth compared to the prior-year period.

●

Cost of healthcare services consists primarily of salaries related to Catasys’ care coaches, outreach specialists, healthcare provider claims payments to our network of physicians and psychologists, and fees charged by third party administrators for processing these claims. In addition, the Company hires staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak. The costs for such staff are included in Cost of Healthcare Services during training and ramp-up periods.

●	Operating expenses for the year ended December 31, 2017, were $18.4 million, compared to $13.6 million in the prior year.

Net Income (Loss)

●	For the fourth quarter of 2017, net loss was $2.7 million, or $0.17 per diluted share, compared to a net loss of $1.5 million, or $0.16 per diluted share, in the prior-year period.
●

For the year ended December 31, 2017, net loss was $13.6 million, or $0.99 per basic and diluted share, compared to a net loss of $17.9 million, or $1.95 per basic and diluted share, in the prior year.

Conference Call – March 7, 2018 – 4:30 pm ET

The Company will host a conference call/webcast on Wednesday, March 7, 2018, at 4:30 pm ET/1:30 pm PT. Investors, analysts, employees and the public are invited to listen to the conference call via:

Conference Call:	877-705-2969 (domestic) or 201-689-8868 (international)
Webcast:	http://catasys.equisolvewebcast.com/q4-2017

Catasys, Inc. March 7, 2018	Page 4

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#:	13672721
Conference Call Replay:	877-660-6853 (domestic) or 201-612-7415 (international)
Expiration Date:	3/14/2018

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions. Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven motivational and consumer engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Catasys, Inc. March 7, 2018	Page 5

Non-GAAP Financial Measures

The Company makes reference in this press release to billings, a non-GAAP financial measure, as a supplemental measure to review and assess our operating performance. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with US GAAP. We define billings as the amount invoiced in a particular period pursuant to existing contracts based on enrolled members. We use billings as a measure of operating performance to assist in comparing performance from period to period on a consistent basis.

We believe that the use of this non-GAAP financial measures facilitates investors’ assessment of our operating performance from period to period and from company to company by backing out potential differences caused by variations in the applicable performance requirements contained in the relevant contracts, which may be different from other companies in our industry.

Billings is not defined under GAAP and is not presented in accordance with GAAP. This non-GAAP financial measure has limitations as an analytical tool, and when assessing our operating performance, investors should not consider it in isolation, or as a substitute for revenue prepared in accordance with GAAP. A reconciliation from this non-GAAP financial measure to the GAAP financial measure is included at the end of this release.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346

Catasys, Inc. March 7, 2018	Page 6

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Healthcare services revenues	$3,035	$3,788	$7,717	$7,075

Operating expenses
Cost of healthcare services	2,030	1,289	6,391	4,670
General and administrative	3,667	2,320	11,811	8,838
Depreciation and amortization	115	39	246	141
Total operating expenses	5,812	3,648	18,448	13,649

Loss from operations	(2,777)	140	(10,731)	(6,574)

Other income	88	16	132	106
Interest expense	(1)	(1,215)	(3,409)	(5,354)
Loss on conversion of note	-	-	(1,356)	-
Loss on issuance of common stock	-	-	(145)	-
Loss on debt extinguishment	-	(2,424)	-	(2,424)
Change in fair value of warrant liability	11	1,420	1,778	2,093
Change in fair value of derivative liability	-	554	132	(5,774)
Loss from operations before provision for income taxes	(2,679)	(1,509)	(13,599)	(17,927)
Provision for income taxes	2	2	6	9
Net loss	$(2,681)	$(1,511)	$(13,605)	$(17,936)

Basic and diluted net loss per share:	$(0.17)	$(0.16)	$(0.99)	$(1.95)

Basic weighted number of shares outstanding	15,889	9,206	13,751	9,179

* The financial statements have been retroactively restated to reflect the 1-for-6 reverse-stock split that occurred on April 25, 2017

Catasys, Inc. March 7, 2018	Page 7

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares)	December 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$4,779	$851
Receivables, net of allowance for doubtful accounts of $476 and $0, respectively	511	1,052
Prepaids and other current assets	366	420
Total current assets	5,656	2,323
Long-term assets
Property and equipment, net of accumulated depreciation of $1,542 and $1,620, respectively	612	410
Deposits and other assets	336	371
Total Assets	$6,604	$3,104

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities
Accounts payable	$980	$870
Accrued compensation and benefits	1,177	2,089
Deferred revenue	2,914	1,525
Other accrued liabilities	578	575
Short term debt, related party, net of discount of $0 and $216, respectively	-	9,796
Short term derivative liability	-	8,122
Total current liabilities	5,649	22,977
Long-term liabilities
Deferred rent and other long-term liabilities	25	117
Capital leases	2	31
Warrant liabilities	30	5,307
Total Liabilities	5,706	28,432

Commitments and contingencies (note 8)

Stockholders' equity/(deficit)
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 15,889,171 and 9,214,743 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	2	1
Additional paid-in-capital	294,220	254,390
Accumulated deficit	(293,324)	(279,719)
Total Stockholders' equity/(deficit)	898	(25,328)
Total Liabilities and Stockholders' Equity/(Deficit)	$6,604	$3,104

* The financial statements have been retroactively restated to reflect the 1-for-6 reverse-stock split that occurred on April 25, 2017

Catasys, Inc. March 7, 2018	Page 8

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Twelve Months Ended
(In thousands)	December 31,
	2017	2016
Operating activities:
Net loss	$(13,605)	$(17,936)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	246	141
Amortization of debt discount and issuance costs included in interest expense	3,082	4,651
Loss on debt extinguishment	-	2,424
Warrants issued for services	252	-
Provision for doubtful accounts	590	47
Deferred rent	(81)	(70)
Share-based compensation expense	465	697
Common stock issued for services	181	-
Loss on conversion of convertible note	1,356	-
Loss on issuance of common stock, related party	145	-
Fair value adjustment on warrant liability	(1,778)	(2,093)
Fair value adjustment on derivative liability	(132)	5,774
Changes in current assets and liabilities:
Receivables	(49)	(509)
Prepaids and other current assets	54	155
Deferred revenue	1,389	77
Accounts payable and other accrued liabilities	517	916
Net cash used by operating activities	$(7,368)	$(5,726)

Investing activities:
Purchases of property and equipment	$(448)	$(106)
Deposits and other assets	35	16
Net cash used by investing activities	$(413)	$(90)

Financing activities:
Proceeds from the issuance of common stock and warrants	$16,458	$-
Proceeds from prom issuance of bridge loan, related party	1,300	300
Payments on convertible debenture	(4,363)	-
Proceeds from the issuance of senior promissory note, related party	-	5,505
Transactions costs	(1,667)	-
Capital lease obligations	(19)	(54)
Net cash provided by financing activities	$11,709	$5,751

Net increase (decrease) in cash and cash equivalents	$3,928	$(65)
Cash and cash equivalents at beginning of period	851	916
Cash and cash equivalents at end of period	$4,779	$851

Supplemental disclosure of cash paid
Interest	$106	$149
Income taxes	$40	$48
Supplemental disclosure of non-cash activity
Common stock issued for exercise of warrants	$-	$46
Common stock issued for services	$181	$-
Warrants issued for services	$252	$-
Common stock issued for conversion of debt and accrued interest	$7,163	$-
Common stock issued upon settlement of deferred compensation to officer	$1,122	$-
Property and equipment acquired through capital leases and other financing	$-	$34

Catasys, Inc. March 7, 2018	Page 9

CATASYS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2017	2016	2017	2016

Revenues	$3,035	$3,788	$7,717	$7,075
Add:
Net Change in Deferred Revenue	(267)	(1,707)	1,407	(205)
Billings, non-GAAP	$2,768	$2,081	$9,124	$6,870

* Net change in deferred revenue associated with Q4 billings